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                                                                    Exhibit 99.1

                           PURCHASE AND SALE AGREEMENT


         This Purchase and Sale Agreement is entered into on December 29, 2000 among ABRY/Connoisseur, Inc., a Delaware corporation (the "First Seller"), ABRY/Continuity, Inc., a Delaware corporation (the "Second Seller" and, together with the First Seller, the "Sellers"), and Russell Cohen (the "Buyer").

         The First Seller and the Second Seller own certain shares of Common Stock of PNV, Inc. ("PNV Shares"). The Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, all of those PNV Shares, on the terms and conditions set forth in this Agreement.

         Therefore, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Buyer and the Sellers hereby agree as follows:

         1. Purchase and Sale. The First Seller hereby transfers and conveys, and the Buyer hereby purchases and acquires, the PNV Shares listed in the Schedule below opposite the First Seller's name (the "First Seller's PNV Shares"), for the cash purchase price listed in the Schedule below opposite the First Seller's name. The Second Seller hereby transfers and conveys, and the Buyer hereby purchases and acquires, the PNV Shares listed in the Schedule below opposite the Second Seller's name (the "Second Seller's PNV Shares"), for the cash purchase price listed in the Schedule below opposite the Second Seller's name.


                                    Schedule

        ABRY/Connoisseur, Inc.      1,886,977             $   9,818.19
        ABRY/Continuity, Inc.          34,942                   181.81
                                  -----------             ------------

          Total                     1,921,919              $ 10,000.00
                                  ===========             ============

         2. Representations and Warranties of the Sellers. With respect to itself, each Seller represents and warrants as follows:

          (a) Each Seller has sufficient power and authority to enter into this Agreement and to effect the transactions described in this Agreement.

          (b) The First Seller is the sole owner and has legal title to the First Seller's PNV Shares, free and clear of all liens and encumbrances other than any applicable requirement that may arise under federal or state securities or "blue sky" laws (collectively, "Securities Laws") in connection with any subsequent transfer of the First Seller's PNV Shares.



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          (c) The Second Seller is the sole owner and has legal title to the
     Second Seller's PNV Shares, free and clear of all liens and encumbrances other than any applicable requirement that may arise under Securities Laws in connection with any subsequent transfer of the Second Seller's PNV Shares.

         3. Representations and Warranties of the Buyer. The Buyer has sufficient legal capacity to enter into this Agreement and to effect the transactions described in this Agreement. The Buyer is acquiring the First Seller's PNV Shares and the Second Seller's PNV Shares for his own account and has no intention of selling such PNV Shares in a public distribution in violation of any Securities Laws (provided that nothing contained in this Agreement will prevent the Buyer or any subsequent holder of any such PNV Shares from transferring any or all of such PNV Shares in compliance with applicable Securities Laws.

         4. Miscellaneous. This Agreement may be executed and delivered in one or more counterparts (any or all of which may be delivered by facsimile transmission), all of which, when taken together, will constitute one and the same agreement. A signature page attached to this Agreement need not be executed by each party to this Agreement. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The transactions described in this Agreement are effective in all respects as of the date first set forth above; however, from time to time, the Sellers and the Buyer will take such actions as any of them may reasonably request in order to give further effect to such transactions (such as cooperating as may be required in order for the transfer and conveyance of the PNV Shares purchased by the Buyer to be registered with the issuer of those PNV Shares or its transfer agent). All other issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement will be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to any choice of law or conflict of law rules or provisions (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts.


                                     *   *   *   *


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         The parties named below have caused this Purchase and Sale Agreement to be executed and delivered by them as of the date first set forth above.


                                            ABRY/CONNOISSEUR, INC.

                                            By:  /s/ Royce Yudkoff
                                                 -----------------
                                                Its: President


                                            ABRY/CONTINUITY, INC.

                                            By:  /s/ Royce Yudkoff
                                                 -----------------
                                                 Its: President


                                            /s/ Russell Cohen
                                            -----------------
                                               Russell Cohen